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                                                                   EXHIBIT 99.D4

                                   SCHEDULE A
                         AS LAST AMENDED AUGUST 7, 2007
                      TO THE INVESTMENT ADVISORY AGREEMENT
                           BETWEEN BISHOP STREET FUNDS
                      AND BISHOP STREET CAPITAL MANAGEMENT
                              DATED MARCH 31, 1999

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Bishop Street Large Cap Growth Fund        0.74%
Bishop Street Hawaii Municipal Bond Fund   0.35%
Bishop Street High Grade Income Fund       0.55%
Bishop Street Money Market Fund            0.30%
Bishop Street Treasury Money Market Fund   0.30%
Bishop Street Strategic Growth Fund        0.74%
Bishop Street Large Cap Core Equity Fund   0.74%
Bishop Street Tax Free Money Market Fund   0.30%